Emerald Small Cap Value Fund N-SAR

Sub-Item 77M and Sub-Item 77Q1(g)

Mergers

Form of Agreement and Plan of Reorganization by and among Emerald Small Cap Value Fund, a newly created series of the Registrant and Elessar Small Cap Value Fund, a series of Elessar Fund Investment Trust, a Delaware statutory trust, is incorporated herein by reference to the Registrant’s Registration Statement on Form N-14/A, filed on April 16, 2015, SEC Accession No. 0001398344-15-002568, as part of the response to Sub-Items 77M and 77Q1(g) of the Registrant’s Form N-SAR.